Exhibit 10.4

UNITED BUSINESS BANK

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into effective as of April 13, 2026 by and between United Business Bank, a California-chartered bank (the “Bank” or the “Employer”), and Kevin L. Thompson (the “Officer”).

WHEREAS, the Officer is being hired as the Executive Vice President and Chief Financial Officer of the Bank;

WHEREAS, the Employer desires to be ensured of the Officer’s continued active participation in the business of the Employer;

WHEREAS, in order to induce the Officer to remain in the employ of the Employer and in consideration of the Officer’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Officer in the event that his or her employment with the Employer is terminated under specified circumstances; and

WHEREAS, the Officer is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)Base Salary. “Base Salary” shall mean the annual base salary being paid by the Bank to the Officer for his or her services and shall equal the higher of the amount being paid immediately prior to the date of the Change in Control or immediately prior to the Date of Termination.

(b)Cause. Each of the following events constitute Cause for termination of this Agreement: (i) the Officer fails to perform or habitually neglects the duties which the Officer is required to perform; (ii) the Officer engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of the Officer’s fitness or ability to perform the Officer’s duties as determined by the Board of Directors in good faith; (iii) the Officer commits any breach of fiduciary duty, personal dishonesty, deliberate or repeated disregard of the policies or procedures of the Bank as adopted by the Board of Directors or a committee thereof or refusal or failure to act in accordance with any direction or order of the Board of Directors or a committee thereof of the Bank, except those in contravention of any law or regulation, or any act by the Officer which causes termination of coverage of the Officer under any fidelity or blanket bond; (iv) any gross negligence by the Officer which adversely affects the Bank; (v) any willful misconduct by the Officer; (vi) the Bank is closed or taken over by regulatory or other supervisory authority; and (viii) any bank regulatory or supervisory authority successfully exercises its statutory or regulatory powers to remove the Officer.

(c)Change in Control. “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)Company. “Company” shall mean BayCom Corp, a California corporation and the parent holding company for the Bank, or any successor thereto.

(f)Date of Termination. “Date of Termination” shall mean (i) if the Officer’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Officer’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)Disability. “Disability” shall mean the Officer (i) is found by the Board of Directors in good faith to be physically or mentally incapable of performing the Officer’s duties for a continuous period of ninety (90) days or more, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(i)Good Reason. “Good Reason” means the occurrence of any of the following events: (1) a material permanent reduction in the Officer’s total compensation or benefits; (2) a material permanent reduction in the Officer’s titles or responsibilities; or (3) a relocation of the Officer’s principal office so that the Officer’s commute distance is increased by more than forty (40) miles from the current principal office of the Officer; provided, however, that the Officer may only terminate his or her employment with the Bank for Good Reason by first giving the Bank written notice of the matter or matters which, in the Officer’s opinion, form a basis for such Good Reason and a statement of his or her intent to terminate his or her employment on such basis, which notice must be provided within ninety (90) days of the initial existence of the condition.  The Bank shall thereafter have the right to remedy the condition within thirty (30) days after the Bank received the written notice from the Officer. If the basis for such Good Reason is remedied by the Bank within the thirty (30) day cure period following receipt of such notice, then no Good Reason shall be deemed to exist with respect to such condition. If such Good Reason continues to the end of the thirty (30) day period without being remedied by the Bank, then the Officer’s employment shall end on the last day of the thirty (30) day period and the Officer will be entitled to the severance pay set forth in Section 3.

(j)Notice of Termination. Any purported termination of the Officer’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated, (iii)

specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Officer’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 8 hereof.

(l)Retirement. “Retirement” shall mean voluntary termination by the Officer in accordance with the Employer’s retirement policies, including early retirement, generally applicable to the Employer’s salaried employees.

2.Term of Agreement.

Subject to the terms hereof, the term of this Agreement shall commence on the date hereof and terminate on March 5, 2029, subject, however, to renewal or prior termination of this Agreement as provided herein. Beginning on March 5, 2027 and on each March 5th thereafter, the term of this Agreement will be automatically extended for twelve (12) months unless and until either party gives written notice to the contrary not less than thirty (30) days prior to any such March 5th date, in which case this Agreement shall terminate at the end of the term then in effect as of the date of such notice (unless sooner terminated as provided herein). References herein to the term of this Agreement shall refer both to the initial term and successive terms.

3.Benefits Upon Termination in Connection with or Following a Change in Control.

(a)If the Officer’s employment is terminated by the Employer during the term of this Agreement in connection with or within one year following a Change in Control by (i) the Employer other than for Cause, Disability, Retirement or as a result of the Officer’s death or (ii) such employment is terminated by the Officer for Good Reason, and if the Officer timely executes and does not revoke a general release of claims as required by Section 3(e) below, then the Employer shall, subject to the provisions of Section 4 hereof, pay to the Officer a lump sum cash severance amount equal to one (1) times the sum of (y) the Officer’s Base Salary and (z) the cash incentive bonus paid to the Officer with respect to the immediately preceding year, which lump sum shall be paid in the first payroll period following the expiration of the time period the Officer has to revoke his or her executed general release of claims, subject to Section 3(f) below.

(b) All benefits otherwise enjoyed by the Officer shall automatically cease as of the date of the Officer’s termination of employment, except as follows: (A) the Officer shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such retirement and other non-health benefits that may be available following termination but only to the extent provided by the Bank’s benefit plans and policies or this Agreement, or as required by law; and (B) any health insurance benefits provided by the Bank to the Officer at the time of the Officer’s termination of employment under this section shall be continued for twelve (12) months on the same terms as if the Officer had remained employed by the Bank during such period, subject to Sections 3(c) and (d) below, and thereafter, the Officer shall have the right to continued health insurance benefits, at the Officer’s expense, to the extent permitted by applicable law.

(c)In the event that the continued payment by the Bank of the health insurance premiums provided in Section 3(b) is barred or would trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), then the Bank shall at its election either (i) arrange to provide the Officer with alternative benefits substantially similar to those which the Officer was entitled to receive under such arrangements or plans immediately prior to the date of termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), or (ii) pay to the Officer within 10 business days following the date of termination a lump sum cash amount equal to the projected cost to the Bank of paying such premiums for the benefit of the Officer for the 12-month period specified in Section 3(b) of this Agreement, with the projected cost to be based on the costs being incurred immediately prior to the date of termination, as increased by 10% each year.

(d)Any health insurance premiums payable by the Bank pursuant to Sections 3(b) or 3(c) shall be payable at such times and in such amounts as if the Officer was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of health insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of health insurance premiums required to be paid by the Bank in any other taxable year.

(e)As a condition for receiving any severance payments or benefits under this Section 3, the Officer hereby agrees to execute a full and complete release of any and all claims against the Bank, its officers, directors, agents, attorneys, insurers, employees and successors in interest arising from or in any way related to the Officer’s employment with the Bank or the termination thereof. Such release shall be executed by the Officer and returned to the Bank so that the revocation period specified therein expires no later than 60 days after the date the release was provided to the Officer.

(f)Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under this Section 3 commences in one calendar year and ends in the succeeding calendar year or (ii) the time period that the Officer has to consider the terms of the general release required by Section 3(e) above (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

4.Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from the Employer and the Company, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 3 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 3 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination. Nothing contained in this Section 4 shall result in a reduction of any payments or benefits to which the Officer may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

5.Mitigation; Exclusivity of Benefits.

(a)The Officer shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Officer as a result of employment by another employer after the Date of Termination or otherwise.

(b)The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Officer upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

6.Withholding. All payments required to be made by the Employer hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

8.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:President and Chief Executive Officer

United Business Bank

500 Ygnacio Valley Road

Suite 200

Walnut Creek, CA 94596

To the Officer:Kevin L. Thompson

At the address last appearing on the

personnel records of the Employer

9.Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the

Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employer may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

10.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

11.Nature of Obligations.

(a)Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Officer, and the Employer may terminate the Officer’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

12.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

16.Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Officer’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Officer is in the employ of the Company following such termination. Furthermore, following such termination for Cause, the Officer will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

17.Attorneys’ Fees. Each party shall bear such party’s own attorneys’ fees and costs in connection with the negotiation, preparation and delivery of this Agreement. If any action is instituted to enforce or interpret this Agreement, the party determined to be the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the enforcement or interpretation of this Agreement.

18.Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the making, performance or interpretation of this Agreement, shall be settled by arbitration before a single arbitrator in the City of Walnut Creek, California, under the commercial arbitration rules of the American Arbitration Association (the “AAA”) then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter or the controversy. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the “Selection Period”); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim.

19.Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Officer with respect to the matters agreed to herein. All prior agreements, if any, between the Employer and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[signature page follows]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		UNITED BUSINESS BANK

By:	/s/ Keary Colwell	By:	/s/ Lloyd Kendall
Name:	Keary Colwell	Name:	Lloyd Kendall
Title:	Chief Financial Officer	Title:	Chairman of the Board

OFFICER

		By:	/s/ Kevin L. Thompson
		Name:	Kevin L. Thompson